Exhibit 99.1

Contacts:

West Inquiries:	IDA Inquiries:
Emily Denney	Kevin Sammon
West Global Communications	IDA Ireland
+ 1-610-594-3035	+ 353876188564
Emily.Denney@westpharma.com	kevin.sammon@ida.ie

West Announces Plans for a New Pharmaceutical Component
Manufacturing Plant in Ireland
Expands global capabilities to meet customer demand

Waterford, Ireland- October 2, 2014 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced today it plans to expand its global manufacturing operations to include a new site in Waterford, Ireland. The new facility will produce packaging components for insulin injector cartridges and other high-value packaging components, in order to meet growing demand from pharmaceutical and biotech customers. Once operational, this new site could bring approximately 150 new jobs to Waterford and is intended to grow to support additional jobs through future expansions.
“With diabetes emerging as one of the fastest growing diseases globally, our pharmaceutical customers are expanding their production lines for injectable insulin. To meet this growing demand, we are announcing an expansion today that will help us address this need and continue to serve this critical patient population,” said Donald E. Morel, Jr., West’s Chairman and Chief Executive Officer. “In the future, we intend for this site to be a center of excellence for advanced packaging components to meet the needs of our customer base for a range of sophisticated injectable therapies.”
“Waterford, Ireland, is an ideal setting for this new plant, given its business-friendly environment and the growing health science industry in the area,” Morel added. “On behalf of West’s Board of Directors, I would like to thank the many representatives of Waterford City, the Irish Government and the Irish Development Agency for their support.”
Construction is planned to begin in early 2015 on the 44-acre site at Knockhouse on Old Kilmeaden Road in Waterford, subject to the project obtaining requisite planning and zoning approvals, which the Company believes will occur later this year. This site will be a center of excellence for West’s proprietary elastomeric sheeting, which is used to package insulin for use in pen injectors. Future plans include additional manufacturing space for West’s proprietary injectable component product lines, which are integral to many injectable and dosage forms. With these expansions, the plant eventually could accommodate between 250 to 300 jobs and involve an investment in the range of €100 million.

An Taoiseach Enda Kenny TD said, “I am delighted with this announcement of a new manufacturing facility in the South East by West Pharmaceutical Services which will create 100 construction jobs during its development and an initial 150 new jobs when operational. It is a massive boost for Waterford and the entire South East and I am happy that Government was able to assist through the work of the IDA. The Government is determined to secure economic recovery by incentivising job creation and further investment in the area.  Today's announcement continues our strong track record on attracting employers in the medical devices sector and we will continue to prioritise Government support for sectors with real growth potential through our Action Plan for Jobs.”
Minister for Jobs, Enterprise and Innovation, Richard Bruton TD said, “The South East has been a key focus of my Department and Agencies since shortly after I took office. We have put in place structures like the South East Forum to bring a greater focus to this region. In the past two years the number of site visits has been well over twice what it was before 2011, we have seen many substantial jobs announcements and employment in the region has increased by well over 10,000 in the past two years. Today’s announcement by West, a world leading supplier to the pharmaceutical industry, that it is establishing a new operation in Waterford with the creation of up to 300 jobs, is another great boost. I commend the IDA for their work on this, and look forward to further announcements for the South East in the coming months.”
Martin Shanahan, CEO at IDA Ireland said, “West Pharmaceutical Services is a leading manufacturer of pharmaceutical packaging and delivery systems, including medical devices. Ireland has succeeded in attracting over 250 medical device manufacturers employing over 25,000 people in locations across the country. The IDA and its local stakeholders have fought off stiff competition to have this plant located in Ireland. This project is a vote of confidence in the people of Waterford.”
West has had a presence in Ireland since 2005 with a manufacturing and development center in Dublin, which is the European headquarters for The Tech Group, a West subsidiary which specializes in providing device design, development and manufacturing services for pharmaceutical and med-tech customers. Employing over 230 people at its Mulhuddart, Dublin facility, it is also undergoing an expansion as a result of securing a number of significant customer programs.
About West
West works side-by-side with its healthcare partners from concept to the patient, designing and manufacturing packaging, diagnostic and delivery systems that promote the efficiency, reliability and safety of their products. Every day, West is leading the way with cutting-edge technologies and quality systems, a thorough understanding of global regulatory compliance, and an unmatched and growing knowledge base of relevant pharmaceutical product testing, development and packaging. Based in Exton, Pennsylvania, West supports its customers from sales, manufacturing, customer support and research and development locations in North and South America, Europe, Asia and Australia. Established in 1923, West had 2013 sales totaling $1.4 billion.

West and the diamond logo and By your side for a healthier world™ are registered trademarks or trademarks of West Pharmaceutical Services, Inc., in the United States and other jurisdictions.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Examples of these forward-looking statements include (but are not limited to) West’s statements with respect to planned expansions and job creation. While forward-looking statements reflect West’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, except as required by law, West disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, new information or other changes. Known material risks, uncertainties and other factors that can affect future results are discussed or incorporated by reference in periodic reports under the Securities Exchange Act of 1934, as amended, filed by West from time to time with the Securities and Exchange Commission.

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